Exhibit 99.1

PILGRIM’S PRIDE COMPLETES REORGANIZATION;
NEW STOCK TO TRADE ON NEW YORK STOCK EXCHANGE

PITTSBURG, Texas, December 28, 2009 – Pilgrim’s Pride Corporation (Pink Sheets: PGPDQ) today announced that the company and six of its subsidiaries have emerged from chapter 11 bankruptcy protection after a 13-month restructuring.

In connection with its emergence, the company has entered into a $1.75 billion exit credit facility with CoBank, ACB, as Administrative Agent and Collateral Agent; CoBank, Bank of Montreal and Rabobank International, as Joint Syndication Agents; CoBank, Rabobank, Bank of Montreal, Barclays Capital, Morgan Stanley Senior Funding, Inc., and ING Capital LLC, as Joint Lead Arrangers and Joint Bookrunners; and Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., and ING Capital LLC, as Joint Documentation Agents.  The exit credit facility is secured by substantially all of the company's assets.  Under the terms of the company’s plan of reorganization, all creditors of the company and its debtor subsidiaries holding allowed claims will be paid in full as soon as practicable.  In the case of bondholders, payment will be made either through reinstatement of the bonds or in accordance with the holder's previous election of a cash-out option.

Under the terms of the confirmed plan, all of the shares of the company’s common stock outstanding immediately prior to the effective date of the plan were cancelled and converted on a one-for-one basis into the right to receive new shares of the reorganized company.  The reorganized company issued 64% of its common stock to JBS USA Holdings, Inc. in exchange for $800 million in cash.  The remaining 36% of the common stock of the reorganized company was issued to stockholders existing immediately prior to the effective date.  Proceeds from the sale of the common stock of reorganized Pilgrim’s Pride to JBS are being used to fund cash distributions to unsecured creditors.

The reorganized company’s common stock will begin trading tomorrow on the New York Stock Exchange under the symbol “PPC.”

“Pilgrim’s Pride today begins a new chapter as a market-driven company clearly focused on delivering the highest levels of service, selection and value to our customers as efficiently as possible,” said Don Jackson, president and chief executive officer.  “Over the past 13 months, we have made significant improvements across our organization aimed at positioning Pilgrim’s Pride to respond quickly to the needs of the market.  Those changes have touched every aspect of our business, from supply chain and operations to sales and marketing.  Thanks to the commitment and support of our 41,000 employees and 4,500 growers, Pilgrim’s Pride today is a stronger, leaner company with a growing customer base, improved capital structure and a culture built on results and accountability.  We are very excited about the strategic opportunities available with JBS as our majority shareholder and we look forward to generating sustained, profitable growth in the future.”

About Pilgrim’s Pride
Pilgrim's Pride Corporation employs approximately 41,000 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico.  The Company's primary distribution is through retailers and foodservice distributors.  For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the company’s products; additional outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources, particularly in light of Pilgrim’s Pride’s substantial leverage; restrictions imposed by, and as a result of, Pilgrim’s Pride’s substantial leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channels; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:             Ray Atkinson, Pilgrim’s Pride
Ray.atkinson@pilgrimspride.com
(903) 434-1811

Investor Contact:         Gary Rhodes, Pilgrim’s Pride
(903) 434-1495